EXHIBIT (23)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-4 of our reports dated April 27, 2007, relating to the consolidated financial statements and financial statement schedule of A.G. Edwards, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting (which reports on the consolidated financial statements and financial statement schedule each expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption, in fiscal year 2006, of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and, the change in accounting policy for the recognition of equity awards granted to retirement-eligible employees effective fiscal year 2007, and the retrospective adjustment to the fiscal year 2006 consolidated financial statements for the change), appearing in the Annual Report on Form 10-K of A.G. Edwards, Inc. for the year ended February 28, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
August 28, 2007